UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 27, 2014

Marriott Vacations Worldwide Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35219	45-2598330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6649 Westwood Blvd., Orlando, FL		32821
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (407) 206-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Sale of Excess Land

On May 27, 2014, a subsidiary of Marriott Vacations Worldwide Corporation (together with its subsidiaries, the “Company”), in furtherance of the Company’s initiative to dispose of excess undeveloped and partially developed land, completed the sale of a parcel of undeveloped land on Singer Island, Florida for gross cash proceeds of approximately $10.5 million. The Company expects to record a gain on the sale of less than $1 million in the quarter ending June 20, 2014.

Completion of Securitization Transaction

On June 13, 2014, the Company completed a securitization of a pool of approximately $23.8 million of primarily highly-seasoned vacation ownership notes receivable that the Company had previously classified as not being eligible for securitization (the “Loans”). In connection with the securitization, investors purchased approximately $22.6 million in vacation ownership loan backed notes (the “Notes”) from the Kyuka Owner Trust 2014-A (the “2014-A Trust”) with a per annum interest rate of 6.25% in a private placement.

The gross cash proceeds to the Company (before transaction expenses and required reserves) were approximately $22.6 million. In addition, the Company received a subordinated residual interest in the 2014-A Trust through which it expects to realize the remaining value of the Loans over time. Of the approximately $22.6 million, approximately $0.1 million was used to pay transaction expenses and fund required reserves and the remainder will be used for general corporate purposes. The Company has accounted for the securitization as a secured borrowing and therefore will not recognize a gain or loss in the quarter ending June 20, 2014 as a result of this transaction.

The Loans had previously been classified as not being eligible for securitization using criteria applicable to then current securitization transactions in the asset-backed securities (“ABS”) market because they did not meet certain representation criteria required in such securitizations, or because of other factors that may have reflected investor demand in a securitization transaction. While the Company may consider any additional opportunities to sell other vacation ownership notes receivable that it has classified as not eligible for securitization in the future, there can be no assurance that the Company will complete any such transaction.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT VACATIONS WORLDWIDE CORPORATION (Registrant)

Date: June 13, 2014	By:	/s/ John E. Geller, Jr.
	Name:	John E. Geller, Jr.
	Title:	Executive Vice President and Chief Financial Officer